Prospectus Supplement No. 8
Filed Pursuant to Rule 424(b)(3)
Filed November 30, 2012
Registration Statement No. 333-177076

PROSPECTUS SUPPLEMENT NO. 8

ARDENT MINES LIMITED

This Prospectus Supplement No. 8 hereby supplements the Prospectus filed by Ardent Mines Limited (the "Company") with the Commission on January 6, 2012 and the Prospectus Supplements filed on February 28, 2012, May 7, 2012, May 21, 2012, July 12, 2012, August 24, 2012, September 20, 2012 and November 1, 2012.

The Company has filed the following Report attached hereto with the Commission since the date of filing of Prospectus Supplement No. 7 on November 1, 2012:

  The Company's Quarterly Report on Form 10-Q, filed with the Commission on November 19, 2012.

  Amendment Number 1 to the Company's Quarterly Report on Form 10-Q/A, filed with the Commission on November 21, 2012.

The first date on which this Prospectus Supplement will be used is on or after November 30, 2012.

The date of this Prospectus Supplement No. 8 is November 30, 2012.

TABLE OF CONTENTS

  The Company's Quarterly Report on Form 10-Q, filed with the Commission on November 19, 2012.

  Amendment Number 1 to the Company's Quarterly Report on Form 10-Q/A, filed with the Commission on November 21, 2012.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 10-Q

☒	Quarterly Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

For the quarterly period ended: September 30, 2012

	Transition Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

For the transition period from ________ to _________

Commission File Number: 000-50423

ARDENT MINES LIMITED

(Exact Name of Registrant as Specified in its Charter)

Nevada	88-0471870
(State or Other Jurisdiction of	(IRS Employer Identification
Incorporation or Organization)	Number)

100 Wall Street, 10th Floor

New York, New York 10005

  (Address of principal executive offices)

(778) 892-9490

(Registrant's telephone number, including area code)

N/A

(Former Name, Former Address and Former Fiscal Year,

If Changed Since Last Report)

Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.  Yes ☒  No 

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§ 232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).  Yes ☒ No 

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer		Accelerated Filer	
Accelerated Filer		Smaller Reporting Company	☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes   No ☒

Indicate the number of shares outstanding of each of the issuer’s classes of common stock, as of the latest practicable date: The Issuer had 16,623,391 shares of Common Stock, par value $0.00001, outstanding as of November 19, 2012.

ARDENT MINES LIMITED

FORM 10-Q

September 30, 2012

INDEX

PART I-- FINANCIAL INFORMATION

PART II-- OTHER INFORMATION

ITEM 1.                FINANCIAL STATEMENTS

Ardent Mines Limited
(An Exploration Stage Company)

September 30, 2012

ARDENT MINES LIMITED (An Exploration Stage Company) CONSOLIDATED BALANCE SHEETS (Unaudited)

	September 30, 2012	June 30, 2012
ASSETS
Current Assets
Cash and cash equivalents	$86,080	$287,052
Employee advances	57,815	48,571
Prepaid expenses	-	3,542
Total Current Assets	143,895	339,165

Property and equipment, net of accumulated depreciation of $2,677 and $1,091, respectively	31,550	27,684
Mining rights	912,617	898,577

TOTAL ASSETS	$1,088,062	$1,265,426

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities
Accounts payable and accrued liabilities	$598,087	$606,516
Notes payable	2,237,900	1,822,900
Derivative liability	71,689	301,249
Total Current Liabilities	2,907,676	2,730,665

TOTAL LIABILITIES	2,907,676	2,730,665

Stockholders’ Deficit
Preferred Stock, $0.00001 par value, 100,000,000 shares authorized, none issued and outstanding	-	-
Common Stock, $0.00001 par value, 100,000,000 shares authorized 16,623,391 issue and outstanding	167	167
Additional paid-in capital	10,904,486	10,657,758
Deficit accumulated during the exploration stage	(12,760,450)	(12,144,694)
Accumulated other comprehensive income	36,183	21,530
Total Stockholders’ Deficit	(1,819,614)	(1,465,239)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$1,088,062	$1,265,426

The accompanying notes are an integral part of these unaudited consolidated financial statements.

ARDENT MINES LIMITED (An Exploration Stage Company) CONSOLIDATED CONDENSED STATEMENTS OF EXPENSES (Unaudited)

			July 27, 2000 (Inception) Through September 30, 2012
	Three Months Ended September 30,
	2012	2011

Operating expenses:
Consulting fees	$56,698	$58,238	$3,286,516
Director and executive compensation	269,750	1,383,795	6,611,899
Investment banking services	100,000	-	658,560
Other general and administrative	269,801	278,047	793,267
Legal and accounting	47,847	233,177	1,267,514
Marketing	70,000	-	161,148
Mining exploration	-	-	30,788
Travel	-	164,883	421,934
Total operating expenses	814,096	2,118,140	13,231,626

Other income (expenses)
Interest expense	(31,678)	(14,063)	(122,364)
Other income	451	-	1,309
Interest income	7	213	377
Gain on derivative	229,560	56,442	554,140
Debt forgiveness	-	-	37,714
Total other income	198,340	42,592	471,176

NET LOSS	$(615,756)	$(2,075,548)	$(12,760,450)

Other comprehensive income:
Gain on foreign currency translation	$14,653	$153,492	$36,183

Comprehensive loss	$(601,103)	$(1,922,056)	$(12,724,267)

Net loss per share – basic and diluted	$(0.04)	$(0.13)

Weighted average shares outstanding - basic and diluted	16,623,391	16,273,391

The accompanying notes are an integral part of these unaudited consolidated financial statements.

ARDENT MINES LIMITED (An Exploration Stage Company) CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Three Months Ended September 30,		Inception (July 27, 2000) Through September 30, 2012
	2012	2011

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(615,756)	$(2,075,548)	$(12,760,450)
Adjustments to reconcile net loss to
cash used in operating activities:
Debt forgiveness	-	-	(37,714)
Gain on derivative liabilities	(229,560)	(56,442)	(554,140)
Depreciation expense	1,586	-	1,586
Options expense	246,728	1,238,595	5,133,632
Imputed interest on related party payable	-	-	1,290
Stock issued for services	-	-	3,275,000
Change in:
Employee advances	(9,244)	-	(57,815)
Prepaid expenses	3,542	(35,417)	-
Accounts payable accrued liabilities	(8,429)	43,825	825,922
NET CASH USED IN OPERATING ACTIVITIES	(611,133)	(884,987)	(4,172,689)

CASH FLOWS FROM INVESTING ACTIVITIES
Cash paid for acquisition of property and equipment	(5,452)	(6,127)	(33,136)
Cash paid for acquisition of Gold Hills mining rights	-	(278,701)	(350,000)
Cash paid for acquisition of Carajas mining rights	-	-	(675,492)
NET CASH USED IN INVESTING ACTIVITIES	(5,452)	(284,828)	(1,058,628)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from sales of common stock, net of issuance costs	-	901,503	3,120,560
Related party advances (repayments)	-	8,244	16,129
Proceeds from convertible notes payable	-	-	750,000
Proceeds from notes payable	415,000	-	1,281,650
NET CASH PROVIDED BY FINANCING ACTIVITIES	415,000	909,747	5,168,339

EFFECTS OF FOREIGN EXCHANGE ON CASH	613	153,492	149,058

NET CHANGE IN CASH	(200,972)	(106,576)	86,080
CASH AT BEGINNING OF PERIOD	287,052	885,978	-
CASH AT END OF PERIOD	$86,080	$779,402	$86,080

Supplemental Disclosures:
Interest paid	$-	$-	$-
Income taxes paid	-	-	-

Noncash Investing and Financing Activities:
Derivative liabilities	$-	$625,829	$625,829
Payables and accrued interest converted to debt	-	-	206,250

The accompanying notes are an integral part of these unaudited consolidated financial statements.

ARDENT MINES LIMITED

(An Exploration Stage Company)

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - BASIS OF PRESENTATION

The accompanying unaudited interim financial statements of Ardent Mines Limited (“Ardent Mines”) have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission and should be read in conjunction with the audited financial statements and notes thereto contained in Ardent Mines' Annual Report filed with the SEC on Form 10−K for the fiscal year ended June 30, 2012. In the opinion of management, all adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year. Notes to the financial statements which substantially duplicate the disclosure contained in the audited financial statements for the fiscal year ended June 30, 2012 as reported in the Form 10−K have been omitted.

NOTE 2 - GOING CONCERN

Ardent Mines has incurred net losses since inception and has a working capital deficit at September 30, 2012. The ability of Ardent Mines to emerge from the exploration stage with respect to any planned principal business activity is dependent upon its successful efforts to raise additional equity financing and/or attain profitable mining operations. Management has plans to seek additional capital through a private placement of its common stock. There is no guarantee that Ardent Mines will be able to complete any of the above objectives. These factors raise substantial doubt regarding Ardent Mines' ability to continue as a going concern.

NOTE 3 – ACQUISITION OF MINING RIGHTS

On May 4, 2011, Ardent Mines acquired Gold Hills Mining Ltda. which owns certain mining rights in Brazil (Gold Hills Rights and Misty Hills Rights). The aggregate purchase price paid was $350,000 which was recorded as capitalized mining rights in the balance sheet as of September 30, 2012.

Gold Hills Rights

Under the terms of the acquisition, additional amounts will be paid pursuant to the results of reserves testing performed on the mining properties. Exploratory drilling is currently occurring at Gold Hills. The reserves testing includes an economic assessment (feasibility study). Considering the progress of the exploration campaign and the physical characteristics of the Gold Hills deposit, our expectation is to complete this reserves test between the end of 2013 and early 2014.

Should the reserves testing confirm the existence of gold, silver and byproduct reserves of less than 300,000 equivalent gold ounces, Ardent Mines will not be required to make an additional payment. Should the reserves testing confirm the existence of gold, silver and byproduct reserves between 300,000 and 499,999 equivalent gold ounces; Ardent Mines will be required to pay an additional $400,000 payable within 30 days after completion of a pre-feasibility study. Should the reserves testing confirm the existence of gold, silver and byproduct reserves in excess of 499,999 equivalent gold ounces; Ardent Mines will be required to pay an additional $1,000,000, payable within 30 days after completion of a pre-feasibility study, and $2.00 per additional ounce in excess of 500,000 equivalent gold ounces.

Following the completion of the reserves testing, the Company anticipates that a final exploration report will be submitted to the Brazilian Mining Authority (DNPM) in early 2014. The approval of this report by the DNPM will trigger the obligation to make the payments described above. Usually, the DNPM takes some months to analyze, check and issue the report approval, so a reasonable forecast for the payment deadline is the second or third quarter of 2014.

In addition to the amounts to be paid based upon the reserves testing, Ardent Mines will also be required to pay an additional $700,000 within 30 days from the date that Ardent Mines obtains an environmental installation license. There are three licenses necessary to build and operate a mine. The first one is the “previous license”, which entitles the company to receive its mining concession. This usually takes from 4 to 6 months to be obtained.  The second environmental license is the “installation license”, necessary to develop or build the mine. This depends fundamentally on the coherence between the previous license and the engineering project submitted to the licensing authority. Although this process is less complex than the first license, it takes between 8-12 months to be granted. The operation license depends upon the checking and confirmation by the environmental authority that the mine facilities have been built in accordance with the two previous licenses. Normally that license takes less time than the previous ones.  Considering government operations and the project location characteristics, the size of the projects and the environmental/economic trade-off of the project, no difficulties are envisaged for the environmental licensing process. It is reasonable to assume that the operational license will be granted between 12 and 18 months after the end of the exploration campaign, projecting the deadline for this payment after the second quarter of 2015.

Once Ardent Mines begins extracting gold, silver or byproduct from the properties, Ardent Mines will be required to pay a monthly royalty equal to 2% of the net income from the sale of the mineral product. Ardent Mines will also be required to invest at least $3,500,000 in Gold Hills Mining Ltda. upon the development of an extensive extraction program.

Misty Hills Rights

For the Misty Hills (Serra do Sereno) project, there are additional fixed-date payments due as follows: $250,000 due on November 8th, 2012 and $150,000 on January 8th, 2013.

An additional payment of $7.20 per ounce of gold (43-101 certified measured + indicated resources), payable in six installments, is scheduled to be made after the start of production. Considering the size of the target, the exploration stage and the complexity of the environmental licensing process in the Amazon region where the project is located, it is estimated that the exploration should take at least 36 months to be completed and that the environmental licensing would consume another 18-24 months to be obtained. A reasonable projection for the payment of the first installment is the first quarter of 2017.

Carajas Mineral Province Rights

On October 18, 2011, Ardent Mines closed on its acquisition of the mineral rights in a highly mineralized area of 9,000 acres located in the Carajas Mineral Province of Brazil with an option exercise payment of $350,000 made to the Cooperativa dos Produtores de Minerios de Curionópolis (“COOPEMIC”). During the year ended June 30, 2012, aggregate payments (including the option exercise payment, purchase price and commissions) of $675,492 were made towards this acquisition. The payments are classified on the balance sheet as mining rights for the period ended September 30, 2012.

In addition to the option exercise payment made to COOPEMIC, Ardent Mines has undertaken certain exploration commitments to COOPEMIC. Ardent Mines has also agreed to make subsequent payments to COOPEMIC on the basis of the exploration report and the extent of the extraction of gold, silver, copper and their respective by-products. If Ardent Mines determines it is advisable to continue exploration, Ardent Mines shall pay to COOPEMIC $250,000 after six months of exploration and an additional $150,000 after twelve months of exploration. If Ardent Mines’ exploration activities confirm the existence of gold, silver or cooper and their respective by-products in excess of 400,000 gold equivalent ounces, Ardent Mines shall pay to COOPEMIC 30% of $24 per gold equivalent ounce contained in the mineral reserves in three tranches: (i) one-third shall be paid when the Brazilian National Department of Mineral Production shall approve the final mineral exploration report; (ii) one-third shall be paid upon commencement of the extraction of gold, silver, copper and their respective by-products, contained in the areas covered by the mining rights; and (iii) one-third shall be paid within six months from the date of commencement of the extraction of gold, silver and copper and their respective by-products, contained in the areas covered by the mining rights.

NOTE 4 – NOTES PAYABLE

On March 1, 2012, the Company issued an Amended and Restated Senior Secured Note to CRG Finance AG in the amount of $1,142,900.  The Amended and Restated Note consolidates (i) an outstanding convertible note payable to CRG Finance with a principal amount of $750,000 and accrued interest payable to CRG Finance AG of $56,250; (ii) additional advances and loans to the Company of $186,650; and (iii) all advisory fees due and payable to CRG Finance of $150,000. The note is secured by the assets of the Company, bears interest at 7.5% per annum and matures upon 30 days of demand. As of September 30, 2012, the outstanding principal balance of this note was $1,142,900.

On April 3, 2012, the Company borrowed $250,000 from Tumlins Trade Inc. The loan is unsecured, bears interest at 7.5% per annum and matures April 3, 2013.

On June 18, 2012, the Company borrowed $300,000 from Volodymyr Khopta.  The loan is unsecured, bears interest at 7.5% per annum and shall be due upon thirty (30) days notice and demand following the first anniversary of the date of such note.

Between March and September 2012, the Company borrowed an aggregate of $545,000 ($415,000 during the three months ended September 30, 2012) from CRG Finance AG under a commitment whereby CRG Finance AG has agreed to provide the Company with up to $1,000,000.  The loan is secured by the assets of the Company, bears interest at 7.5% per annum and matures 30 days after demand following the first anniversary of the date of the loans.  As of September 30, 2012, $455,000 remained available under this commitment.

NOTE 5 – DERIVATIVE LIABILITIES

As of September 30, 2012, Ardent Mines has an aggregate of 277,923 outstanding warrants containing exercise price reset provisions which requires derivative treatment under FASB ASC 815-15. The warrants were originally issued on September 7, 2011.

The fair value of these liabilities as of September 7, 2011 and September 30, 2012 totaled $625,829 and $71,689, respectively and was calculated using a lattice model. The net change in the fair value of these derivative liabilities during the three months ended September 30, 2012 resulted in a gain on the change in the fair value of derivatives of $229,560.

Fair Value Measurement

Ardent Mine’s values its derivative instruments under FASB ASC 820 which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements.

As defined in ASC 820, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). Ardent utilizes market data or assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated, or generally unobservable. Ardent classifies fair value balances based on the observability of those inputs. ASC 820 establishes a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurement) and the lowest priority to unobservable inputs (level 3 measurement).

The three levels of the fair value hierarchy defined by ASC 820 are as follows:

Level 1 – Quoted prices are available in active markets for identical assets or liabilities as of the reporting date. Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis. Level 1 primarily consists of financial instruments such as exchange-traded derivatives, marketable securities and listed equities.

Level 2 – Pricing inputs are other than quoted prices in active markets included in level 1, which are either directly or indirectly observable as of the reported date.

Level 3 – Pricing inputs include significant inputs that are generally less observable from objective sources. These inputs may be used with internally developed methodologies that result in management’s best estimate of fair value. Ardent Mine’s uses Level 3 to value its derivative instruments.

The following table sets forth by level with the fair value hierarchy the Company’s financial assets and liabilities measured at fair value on September 30, 2012.

	Level 1	Level 2	Level 3	Total
Assets
None	$ -	$ -	$ -	$ -

Liabilities
Derivative liabilities	$ -	$ -	$ 71,689	$ 71,689

The following table provides a summary of the changes in fair value, including net transfers in and/or out, of the derivative financial instruments measured at fair value on a recurring basis using significant unobservable inputs:

Derivative Warrants
Fair value at June 30, 2012	$ 301,249
Fair value of warrants issued	-
Change in fair value of derivative liabilities	(229,560)
Fair value at September 30, 2012	$ 71,689

NOTE 6 – STOCKHOLDERS’ EQUITY

Common Stock

The Company did not issue any common stock during the three months ended September 30, 2012.

Common Stock Options

On May 12, 2011, the Company granted its Board members an aggregate of 1,300,000 stock options exercisable at $4.75 per share. The options vest 25% upon grant and an additional 25% vests each six months from the date of the grant. The fair value of the options was determined to be $5,368,121 using the Black-Scholes Option Pricing Model. The significant assumptions used in the model include (1) discount rate of 0.98%, (2) expected terms between 2.5 and 3.25 years (3) expected volatilities between 165.66% and 198.46% and (4) zero expected dividends. The fair value is being expensed over the vesting period of the options. During the three month ended September 30, 2012, a total of $101,333 was expensed under this grant. A total of $47,363 will be expensed over the remaining vesting period.

On February 24, 2012, the Company granted its Board members an aggregate of 1,300,000 stock options exercisable at $0.13 per share. The options vest 25% upon grant and an additional 25% vests each six months from the date of the grant. The fair value of the options was determined to be $218,045 using the Black-Scholes Option Pricing Model. The significant assumptions used in the model include (1) discount rate of 0.43%, (2) expected terms between 2.5 and 3.25 years (3) expected volatilities of 187.95% and (4) zero expected dividends. The fair value is being expensed over the vesting period of the options. During the three months ended September 30, 2012, $39,545 was expensed under this grant. A total of $55,430 will be expensed over the remaining vesting period.

On July 1, 2012, the Company granted Alexey Kotov, its Chief Exploration Geologist and Exploration Vice President of Gold Hills Limited and Stan Bezusov, its Investor Relations Manager, an aggregate of 300,000 common stock options (150,000 each) exercisable at $0.13 per share. The options vest 25% upon grant and an additional 25% vests each six months from the date of the grant. The fair value of the options was determined to be $222,638 using the Black-Scholes Option Pricing Model. The significant assumptions used in the model include (1) discount rate of 0.35%, (2) expected terms between 2.5 and 3.25 years (3) expected volatilities of 195.79% and (4) zero expected dividends. The fair value is being expensed over the vesting period of the options. During three months ended September 30, 2012, $105,850 was expensed under this grant. A total of $116,788 will be expensed over the remaining vesting period.

A summary of option activity for the three months period ended September 30, 2012 is reflected below:

	Options	Weighted- Average Exercise Price
Outstanding at June 30, 2012	1,850,000	$1.50
Granted	300,000	0.13
Canceled	-	-
Forfeited	-	-
Outstanding at September 30, 2012	2,150,000	$1.31
Exercisable at September 30, 2012	1,137,500	$1.81

At September 30, 2012, the range of exercise prices and the weighted average remaining contractual life of the options outstanding were $0.13 to $4.75 and 4.94 years, respectively. The intrinsic value of the exercisable options outstanding at September 30, 2012 was $408,000.

Common Stock Warrants

A summary of warrant activity for the three month period ended September 30, 2012 is reflected below:

	Warrants	Weighted- Average Exercise Price
Outstanding at June 30, 2012	287,923	$4.14
Granted	-	-
Canceled	-	-
Expired/Forfeited	(10,000)	3.85
Outstanding at September 30, 2012	277,923	$4.15
Exercisable at September 30, 2012	277,923	$4.15

At September 30, 2012, the exercise price and the weighted average remaining contractual life of the warrants outstanding were $4.15 and 3.80 years, respectively. The intrinsic value of the warrants exercisable at September 30, 2012 was $0.

NOTE 7- RELATED PARTY TRANSACTIONS

As of September 30, 2012 the Company had outstanding advances to employees totaling $57,815. The advances bear no interest, are due on demand and are to be used for future business expenses.

NOTE 8 – SUBSEQUENT EVENTS

On October 23, 2012, the Company borrowed $330,000 from CRG Finance AG under a commitment whereby CRG Finance AG has agreed to provide the Company with up to $1,000,000. The note is secured by the assets of the Company, bears interest at 7.5% per annum and matures upon 30 days of demand. After this borrowing, $125,000 remained available under this commitment

On November 13, 2012, the Company borrowed $55,000 from Volodymyr Khopta.  The loan is unsecured, bears interest at 7.5% per annum and matures upon 30 days of demand following the first anniversary of the date of such note.

On November 14, 2012, the Company borrowed $250,000 from Tumlins Trade Inc. The loan is unsecured, bears interest at 7.5% per annum and matures upon 30 days of demand following the first anniversary of the date of such note.

ITEM 2.                MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of the financial condition and results of operations of the Company should be read in conjunction with the financial statements and the related notes thereto included elsewhere in this Quarterly Report on Form 10-Q (this “Report”). This Report contains certain forward-looking statements and the Company's future operating results could differ materially from those discussed herein. Certain statements contained in this Report, including, without limitation, statements containing the words “believes”, “anticipates,” “expects” and the like, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). However, as the Company intends to issue “penny stock,” as such term is defined in Rule 3a51-1 promulgated under the Exchange Act, the Company is ineligible to rely on these safe harbor provisions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to announce publicly the results of any revisions of the forward-looking statements contained or incorporated by reference herein to reflect future events or developments, except as required by the Exchange Act.

Unless otherwise provided in this Report, references to the “Company,” the “Registrant,” the “Issuer,” “we,” “us,” and “our” refer to Ardent Mines Limited.

Corporate Information

We were incorporated in the State of Nevada on July 27, 2000. We are presently engaged in the acquisition and exploration of mining properties.  The Company’s address is 100 Wall Street, 10th Floor, New York, NY 10005. The Company’s telephone number is (778) 892-9490.

Background

In August 2000, we acquired the right to prospect one mineral property containing eight mining claims located on Copperkettle Creek in British Columbia, Canada.  We have allowed these claims to lapse.  From August 26, 2006 to December 11, 2006, we did not conduct any operations.  During that period, we intended to identify an acquisition or merger candidate with ongoing operations in any field.  However in December 2006 we decided to acquire the right to explore a new property in British Columbia and returned to the business of mineral exploration. On April 30, 2009, the Company decided not to renew certain claims, and later determined not to pursue its remaining claim in Canada.   The Company subsequently determined to pursue other mining development opportunities.

The Company’s Current Business Operations

The Company’s most significant achievement to date has been its acquisition of Gold Hills Mining Ltda., as described below.

Gold Hills Mining Ltda.

In January of 2011, we entered into a term sheet to acquire Gold Hills Mining Ltda. (“Gold Hills”), a Brazilian corporation which possesses rights for mineral extraction on properties located in Northeastern Brazil.  After the completion of due diligence, on May 4, 2011, we acquired Gold Hills pursuant to a Purchase Agreement (the “Purchase Agreement”) by and between the Company, Gold Hills and the two shareholders of Gold Hills (such shareholders are referred to herein as the “Sellers”).  Pursuant to the Purchase Agreement, the Sellers have sold us One Hundred Percent (100%) of all the issued and outstanding equity interests (the “Shares”) of Gold Hills.  The Company has agreed to explore the Gold Hills property, and, if certain gold reserves are established, to make investments and pay additional sums to the Sellers, as set forth in the Purchase Agreement.

On July 2, 2012, the Company announced the commencement of geological exploration work at the Gold Hills project. On August 16, 2012, the Company announced that it has contracted Drilrent Ltd., a Brazilian-based company, to commence an exploratory drilling campaign at Gold Hills.  The drilling program is anticipated to cost approximately $700,000.  The Company’s subsidiary Gold Hills Mining Ltda. has received a definitive exploration permit from the Ministry of Mines and Energy allowing the Company to commence its exploration program.

Acquisition of Mineral Rights in Brazil’s Carajás Mining District in the State of Para, Brazil

The Company announced on October 24, 2011 that Gold Hills Mining Ltda., its wholly owned Brazilian subsidiary, has, effective October 18, 2011, closed on its acquisition of the mineral rights in a highly mineralized area of 9,000 Hectares located in the Carajas Mineral Province, State of Para, with an option exercise payment of $350,000 plus additional payments totaling $107,756 made to the Cooperativa dos Produtores de Minerios de Curionópolis (“COOPEMIC”). The Company refers to this property as Serra do Sereno, or Misty Hills.

The Serra dos Carajás Mineral Province is a distinct geologic dominium, well known worldwide for hosting Brazil’s largest iron, copper and gold deposits. The Company plans to begin the initial exploration campaign at Misty Hills as soon as financing for the project can be obtained. The Company has agreed, under the Option Agreement, to expend a minimum of $5,000,000 in the exploration of the applicable mining rights area. The Company expects that the initial campaign will cost between $5,000,000 and $10,000,000.

In addition to the option exercise payment made to COOPEMIC, the Company has undertaken certain exploration commitments to COOPEMIC. The Company has also agreed to make subsequent payments to COOPEMIC on the basis of the exploration report and the extent of the extraction of gold, silver, copper and their respective by-products.

On August 23, 2012, the Company announced that the Brazilian National Department of Minerals Production has completed the legal procedures required to transfer to the Company the exploration rights for the Company’s Misty Hills property.

Plan of Operation

There is no historical financial information about us upon which to base an evaluation of our performance. We are an exploration stage corporation and have not generated any revenues from operations.

The Company anticipates that it will require approximately $4,000,000 over the next twelve months to develop the Gold Hills project according to the Company’s plans.  As of September 30, 2012, the Company had $86,080 (unaudited) in cash on hand, and is a party to an agreement with CRG Finance AG pursuant to which the Company may borrow an additional $470,000, out of an initial amount of up to $1,000,000.  The Company will be seeking equity financing to provide the capital required to implement its exploration phase.

Should the Company develop additional mining projects, the Company will require additional funds in amounts to be determined.

Results of Operations

For the Three Month Period Ended September 30, 2012 and September 30, 2011

Revenues

From the Company’s inception through September 30, 2012, we did not earn any revenues and incurred a net loss of $12,760,450. During the three month period ended September 30, 2012, we incurred a net loss of $615,756, as compared to the three month period ended September 30, 2011, in which we incurred a net loss of $2,075,548. The significant decrease was due mainly to additional stock-based compensation during the 2011 period.

Expenses

During the three months ended September 30, 2012 we incurred total operating expenses of $814,096 which included $269,750, in executive and directors compensation, $56,698 in consulting fees, $47,847 in legal and accounting fees, $100,000 in investment banking services, $269,801 in other general and administrative fees and $70,000 in marketing fees. Comparatively, during the same period in 2011, we incurred total expenses of $2,118,140 which included $1,383,795 in executive compensation, $58,238 in consulting fees, $233,177 in legal and accounting fees, $0 in marketing expenses, $0 in investment banking services, $278,047 in other general and administrative fees, and $164,883 for travel expenses. The Company’s expenses have increased as the Company has begun negotiating acquisitions, conducting due diligence and retaining staff.

Since Inception

Since the inception of the Company on July 27, 2000, we have incurred total operating expenses of $13,231,626 which included $3,286,516 in consulting fees, $6,611,899 in executive and director compensation, $658,560 in investment banking services, $1,267,514 in legal and accounting fees, $793,267 in other general and administrative fees, $161,148 in marketing, $30,788 in mining and exploration, and $421,934 for travel expenses.

Liquidity and Capital Resources

As of the date of this Report, we have yet to generate any revenues from our business operations. The Company has raised funds through the sale of equity and borrowing.  The Company will need to raise additional capital to commence operations.  The amount of capital required will be determined by the size and nature of the mining projects which the Company may commence in the future.  We have no assurance that financing will be available to us on acceptable terms. If financing is not available on satisfactory terms, we may be unable to continue, develop or expand our operations. Any equity financing we may pursue will result in additional dilution to existing shareholders.

The Company will require significant additional funding in order to conduct proposed operations for the next year.  The amount of funding required will be determined by the number of acquisitions of mining properties the Company engages in during such time.

On March 1, 2012, the Company and CRG Finance AG entered into a commitment letter (the “Commitment Letter”) pursuant to which CRG Finance AG has agreed to provide the Company with up to One Million U.S. Dollars (USD $1,000,000) to maintain the Company’s ordinary course of business operations.  Funds underlying the Commitment Letter may be drawn by the Company in increments or tranches upon written consent of CRG Finance AG at any time prior to the first anniversary of the date of the Commitment Letter.  The Commitment Letter will facilitate funding for the Company as a supplement to the prior commitment of CRG Finance AG in the amount of One Million U.S. Dollars (USD $1,000,000) that was contained in the Corporate Development Services Agreement between CRG Finance AG and the Company, dated September 27, 2010, of which $875,000 has been drawn by the Company as of the date of this report.

Any and all draws against the Commitment Letter shall be subject to the following conditions: (i) adherence of the Company to its business plan; (ii) satisfactory progress with respect to operations of the Company; (iii) satisfactory management of the Company; (iv) satisfactory compliance of the Company with any and all laws, rules, and regulations applicable to the Company, its subsidiaries and their respective operations; and (v) in such increments or tranches reasonably acceptable to CRG Finance AG (collectively, each of (i), (ii), (iii), (iv) and (v), are referred to as the “Conditions Precedent”).  The satisfactory nature of any and all of the Conditions Precedent shall in each case be determined at the sole discretion of CRG Finance AG.  Neither the Company nor any third party shall have any rights of any nature of kind whatsoever to compel CRG Finance AG to perform in respect of the Commitment Letter if CRG Finance AG has determined that the Company is deficient with respect to one or more of the Conditions Precedent.

Between March and September 2012, the Company borrowed an aggregate of $545,000 from CRG Finance AG under the Commitment Letter.  The loan is secured by the assets of the Company, bears interest at 7.5% per annum and matures 30 days after demand following the first anniversary of the date of the loans.  During October 2012, the Company borrowed an additional $330,000 leaving $125,000 available under this commitment.

As of September 30, 2012 we had current assets of $143,895 and current liabilities of $2,907,676.  As of September 30, 2012 we had total assets of $1,088,062 comprised entirely of cash, prepaid expenses, mining rights and property and equipment.

Subsequent Events

On October 23, 2012, the Company borrowed $330,000 from CRG Finance AG. The note is secured by the assets of the Company, bears interest at 7.5% per annum and matures upon 30 days of demand.

On November 13, 2012, the Company borrowed $55,000 from Volodymyr Khopta.  The loan is unsecured, bears interest at 7.5% per annum and upon 30 days of demand following the first anniversary of the date of such note.

On November 14, 2012, the Company borrowed $250,000 from Tumlins Trade Inc. The loan is unsecured, bears interest at 7.5% per annum and upon 30 days of demand following the first anniversary of the date of such note.

Employees and Directors

As of the beginning of the period covered by this Report, we had no employees in Brazil, other than Mr. Luciano Borges, and we utilized the services of consultants at the Gold Hills project as needed.  Since June of 2012, we have also utilized the services of Para Geoexperts for certain tasks at the project.  During the period covered by this Report, the Company’s staff has expanded, and now includes one employee in the United States, one in Brazil and two in Europe (the Company’s Chief Exploration Geologist / Exploration Vice President of Gold Hills Ltda. and the Company’s Investor Relations Manager). The Company has also hired two independent consultants, a geologist and an exploration technician.  In addition, during the period covered by this Report, the Company announced that it has contracted Drilrent Ltd., a Brazilian-based company, to commence an exploratory drilling campaign at Gold Hills, and certain work at Gold Hills will be conducted by temporary employees of Drilrent. The Gold Hills project is currently staffed by between 30-35 technicians, laborers and geologists at any given time, including Mr. Borges, the Company’s consultants, and employees of Para Geoexperts and Drilrent.  The Company intends to maintain this level of staffing at the Gold Hills project through the end of December, 2012, as the Company proceeds with its exploratory campaign work.

Effective as of July 1, 2012, Mr. Gabriel Margent has been appointed as the Chief Financial Officer of the Company.  Mr. Margent has served as a member of the Company’s Board of Directors since November 1, 2010.  For his services as the Company’s Chief Financial Officer, Mr. Margent shall receive $60,000 per annum.  Mr. Margent shall continue to serve on the Board, however, he shall no longer be compensated separately for his services as a member of the Board.

Effective as of July 1, 2012, Urmas Turu, the Company’s Interim Chief Executive Officer and a Member of the Board, resigned from his position the Company’s Interim Chief Financial Officer.  Mr. Turu shall continue to serve as the Company’s Interim Chief Executive Officer.

Subsequent to the period covered by this Report, the Company has created an Advisory Board to assist the Company’s Board of Directors.  The first two specialists to join the new Advisory Board are Yuriy Safonov and Boris Bogatyrev.  Mr. Safonov, a Ph.D, has been a Professor of Geology-Mineralogy Sciences at the Russian Academy of Mineral Sciences in Moscow since 1991 and is a member of the International Association on Genesis of Ore Deposits (IAGOD). He has more than 40 years of experience in the study of gold-ore deposits, specifically in the field of endogenous gold deposits in all regions of the world and has had more than 200 scientific papers published.  Mr. Bogatyrev graduated as an Engineer-Geologist from the Moscow State Institute of Nonferrous Metals and Gold, specializing in the study of the geology and exploration of rare and radioactive ores. He is currently the Senior Scientist at the Institute of Ore Deposits Geology, Petrography, Mineralogy and Geochemistry at the Russian Academy of Sciences.  Mr. Bogatyrev has had more than 200 scientific papers published, including nine monographs.  Each of Mr. Safonov and Mr. Bogatyrev shall be compensated at a rate of $500 per month.

Recent accounting pronouncements

Certain accounting pronouncements have been issued by the FASB and other standard setting organizations which are not yet effective and have not yet been adopted by the Company. The impact on the Company’s financial position and results of operations from adoption of these standards is not expected to be material.

Off Balance Sheet Arrangements

As of September 30, 2012, we did not have any off balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

ITEM 3.                QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK.

Not Applicable.

ITEM 4.                CONTROLS AND PROCEDURES.

Evaluation of Disclosure Controls and Procedures

We maintain “disclosure controls and procedures,” as such term is defined in Rule 13a-15(e) under the Securities Exchange Act of 1934 (the “Exchange Act”), that are designed to ensure that information required to be disclosed in our Exchange Act reports is recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange Commission rules and forms, and that such information is accumulated and communicated to our management, including our Principal Executive Officer and Principal Financial Officer, as appropriate, to allow timely decisions regarding required disclosure. As of the end of the period covered by this Report, the Company carried out, under the supervision and with the participation of the Company’s management, including its Chief Executive Officer and Chief Financial Officer, an evaluation of the effectiveness of the design and operation of the Company’s disclosure controls and procedures in ensuring that information required to be disclosed by the Company in its reports is recorded, processed, summarized and reported within the required time periods. Based on their evaluation of the Company’s disclosure controls and procedures as of September 30, 2012, the Company’s Chief Executive Officer and Chief Financial Officer have concluded that, as of that date, the Company’s controls and procedures were not effective for the purposes described above.

Changes in Internal Control over Financial Reporting

There was no change in the Company’s internal control over financial reporting (as defined in Rule 13a-15(f) and 15d-15(f) under the Securities Exchange Act of 1934) during the quarter ended September 30, 2012 that has materially affected or is reasonably likely to materially affect the Company’s internal control over financial reporting.

PART II.               OTHER INFORMATION

ITEM 1.                LEGAL PROCEEDINGS.

Not Applicable.

ITEM 1A.          RISK FACTORS.

Not Applicable.

ITEM 2.             UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS.

Not Applicable.

ITEM 3.             DEFAULTS UPON SENIOR SECURITIES.

Not Applicable.

ITEM 4.             MINE SAFETY DISCLOSURES

This item is not applicable, as the Company does not own or operate mining operations in the United States.  The Company plans to conduct its operations outside of the United States.

ITEM 5.             OTHER INFORMATION.

Not Applicable.

ITEM 6.                EXHIBITS.

The following documents are included herein:

Exhibit No.	Document Description

Exhibit 10.29

Note to CRG Finance AG in the amount of $300,000, dated as of September 9, 2012, incorporated by reference to Exhibit 10.29 to the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on October 15, 2012.

Exhibit 10.30	Agreement by and between the Company and Monarch Media LLC, dated as of September 11, 2012.

Exhibit 10.31	Promissory Note to Tumlins Trade Inc. in the amount of $250,000, dated November 14, 2012.

Exhibit 10.32	Promissory Note to Volodymyr Khopta in the amount of $55,000, dated November 13, 2012.

Exhibit 31.1	Certification of Principal Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

Exhibit 31.2	Certification of Principal Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

Exhibit 32.1	Certification of the Principal Executive Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

Exhibit 32.2	Certification of the Principal Financial Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

Exhibit 101	Interactive Data Files

101.INS – XBRL Instance Document
101.SCH - XBRL Taxonomy Schema
101.CAL - XBRL Taxonomy Calculation Linkbase
101.DEF - XBRL Taxonomy Definition Linkbase
101.LAB - XBRL Taxonomy Label Linkbase
101.PRE - XBRL Taxonomy Presentation Linkbase

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ARDENT MINES LIMITED (Registrant)

By:	/s/ URMAS TURU
Name: Urmas Turu
Title: Interim Chief Executive Officer, Principal Executive Officer and Director
By:	/s/ GABRIEL MARGENT
Name: Gabriel Margent
Title: Chief Financial Officer, Director, Principal Financial Officer and Principal Accounting Officer

Dated:    November 19, 2012

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 10-Q/A

Amendment No. 1

☒	Quarterly Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

For the quarterly period ended: September 30, 2012

☐	Transition Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

For the transition period from ________ to _________

Commission File Number: 000-50423

ARDENT MINES LIMITED

(Exact Name of Registrant as Specified in its Charter)

Nevada	88-0471870
(State or Other Jurisdiction of	(IRS Employer Identification
Incorporation or Organization)	Number)

100 Wall Street, 10th Floor

New York, New York 10005

  (Address of principal executive offices)

(778) 892-9490

(Registrant's telephone number, including area code)

N/A

(Former Name, Former Address and Former Fiscal Year,

If Changed Since Last Report)

Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.  Yes ☒  No ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§ 232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).  Yes ☒  No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer	☐	Accelerated Filer	☐
Accelerated Filer	☐	Smaller Reporting Company	☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐  No ☒

Indicate the number of shares outstanding of each of the issuer’s classes of common stock, as of the latest practicable date: The Issuer had 16,623,391 shares of Common Stock, par value $0.00001, outstanding as of November 19, 2012.

 EXPLANATORY NOTE

Ardent Mines Limited (the “Company”) is filing this Amendment No. 1 on Form 10-Q/A (this “Amendment”) to its Quarterly Report on Form 10-Q for the period ended September 30, 2012 (the “Form 10-Q”), filed with the Securities and Exchange Commission on November 19, 2012 (the “Original Filing Date”), to furnish certain Exhibits to the Form 10-Q that were omitted in error from the original filing.

No other information included in the Company’s Form 10-Q is changed by this Amendment. In addition, this Amendment does not reflect events that have occurred after the Original Filing Date, nor does it modify or update those disclosures in the Form 10-Q that may have been affected by subsequent events.

Pursuant to Rule 406T of Regulation S-T, the Interactive Data Files furnished on Exhibit 101 hereto will not be deemed “filed” for the purposes of Section 18 of the Securities and Exchange Act of 1934 or otherwise subject to the liability of that section, nor will they be deemed filed or made a part of a registration statement or prospectus for purposes of Sections 11 and 12 of the Securities Act of 1933, or otherwise subject to liability under those sections.

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PART II.               OTHER INFORMATION

ITEM 6.                EXHIBITS.

The following documents are included herein:

	Exhibit No.	Document Description

Exhibit 10.29

Note to CRG Finance AG in the amount of $300,000, dated as of September 9, 2012, incorporated by reference to Exhibit 10.29 to the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on October 15, 2012.

	Exhibit 10.30	Agreement by and between the Company and Monarch Media LLC, dated as of September 11, 2012.

	Exhibit 10.31	Promissory Note to Tumlins Trade Inc. in the amount of $250,000, dated November 14, 2012.

	Exhibit 10.32	Promissory Note to Volodymyr Khopta in the amount of $55,000, dated November 13, 2012.

	Exhibit 31.1	Certification of Principal Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

Exhibit 31.2	Certification of Principal Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

Exhibit 32.1	Certification of the Principal Executive Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

Exhibit 32.2	Certification of the Principal Financial Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

Exhibit 101	Interactive Data Files

101.INS – XBRL Instance Document*
101.SCH - XBRL Taxonomy Schema*
101.CAL - XBRL Taxonomy Calculation Linkbase*
101.DEF - XBRL Taxonomy Definition Linkbase*
101.LAB - XBRL Taxonomy Label Linkbase*
101.PRE - XBRL Taxonomy Presentation Linkbase*

*         These exhibits are furnished to the SEC as accompanying documents and are not to be deemed “filed” for purposes of Sections 11 and 12 of the Securities Act of 1933, as amended, and Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of these Sections nor shall they be deemed incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934.

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SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ARDENT MINES LIMITED (Registrant)

By:	/s/ URMAS TURU
Name: Urmas Turu
Title: Interim Chief Executive Officer, Principal Executive Officer and Director
By:	/s/ GABRIEL MARGENT
Name: Gabriel Margent
Title: Chief Financial Officer, Director, Principal Financial Officer and Principal Accounting Officer

Dated:    November 21, 2012

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